Exhibit 10.1

2010 Base Salaries and Target Discretionary Bonuses

Officer	Position	Maximum Base Salary	Target Discretionary Bonus
Shane Evangelist	Chief Executive Officer	$367,770	$294,216	[1]
Ted Sanders	Chief Financial Officer	$307,500	$153,750	[1]
Aaron Coleman	Executive Vice President of Operations and Chief Information Officer	$284,040	$142,020	[1]
Houman Akhavan	Vice President of Marketing	$261,000	$95,000
Charlie Fischer	Senior Vice President of Global Procurement	$220,500	$90,000

[1]

Each of Messrs. Evangelist, Sanders and Coleman elected to have his bonus paid 50% in cash and 50% common stock of the Company, with the number of shares determined by the closing price on January 4, 2010. For example, if the closing price of our stock on January 4, 2010 is $5.00 per share, and all target thresholds are met, Mr. Evangelist’s bonus would be comprised of $147,108 in cash, and 29,421 shares of common stock.